Exhibit 99.1

Avnet Names Kevin Moriarty Chief Financial Officer

Succeeds Ray Sadowski Effective January 2, 2013

PHOENIX – December 10, 2012 – Avnet, Inc. (NYSE:AVT), a leading global technology distributor, today announced that it has named Kevin Moriarty as Avnet Chief Financial Officer (CFO), effective January 2, 2013. As announced in April, Avnet’s current Chief Financial Officer Ray Sadowski will be retiring from his position after 20 years as CFO. Moriarty was selected to succeed Sadowski based on a strong blend of operational experience plus broad financial and accounting expertise. He comes to Avnet from Honeywell International, Inc. where he was CFO for the company’s $12 billion global aerospace business. To help ensure a smooth and seamless transition, Sadowski, who joined Avnet in 1978, will continue with the company in a senior advisory role.

“Kevin brings the broad base of global and financial experience plus the skills that we were looking for in a finance leader,” said Avnet Chief Executive Officer Rick Hamada. “With his strong track record of success while building high performance teams, I am confident he is an excellent choice for Avnet as we continue to grow and enhance our financial performance. Kevin is a great addition to our senior executive team.”

Moriarty’s experience includes leading a global team of more than 1,000 finance professionals, supporting 95 sites around the world. He was heavily involved in several large Honeywell acquisitions and divestitures and also worked with Honeywell’s Investor Relations team in engaging with the external investment community. He has been with Honeywell for 10 years in a series of progressively responsible positions, joining them in 2002 as controller for the Automation and Control Solutions Division and led their internal audit team following his promotion in 2004 to vice president of Finance overseeing Corporate Audit.

Prior to joining Honeywell, Moriarty was with Bristol-Myers Squibb and also spent more than 12 years in public accounting with PricewaterhouseCoopers, where he was an audit partner. He is a Certified Public Accountant and holds a Bachelor’s of Science degree in Accounting from Rutgers.

Hamada added, “Ray has made significant contributions to our success over the years, leading and guiding our finance team globally and providing valuable counsel to our business leaders. We appreciate and value his proactive willingness to assist us through this critical succession. He is an inspirational leader and we are glad to have him as a key member of our leadership team.”

About Avnet
Avnet, Inc. (NYSE: AVT), a Fortune 500 Company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers globally. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 30, 2012, Avnet generated revenue of $25.7 billion. For more information, visit www.avnet.com. (AVT—IR)

Visit Avnet’s Investor Relations website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

Contacts

Avnet, Inc.

Vince Keenan
VP, Investor Relations
480-643-7053
investorrelations@avnet.com

Michelle Gorel
VP, PR & Corporate Communications
480-643-7653
michelle.gorel@avnet.com